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                                    EX-10
                 Exhibit 10.28.1 Purch/Sale Agmt Reno VW

                               EXHIBIT 10.28.1

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

      THIS AGREEMENT is entered into effective December 31, 1997, by and between UNITED AMERICAN FUNDING, INC., a Nevada corporation, dba "RENO
VOLKSWAGEN" (hereinafter referred to as "Seller"), and LITHIA MOTORS, INC., or its nominee (hereinafter referred to as the "Buyer").

                                  RECITALS:

      Seller is a Nevada business corporation engaged in, among other businesses, the business of selling and servicing Volkswagen motor vehicles and related parts and accessories from premises located at 7063 S. Virginia Street, Reno, Nevada 93313 (the "Business Real Property"), under franchise issued by Volkswagen Motor Sales of America, Inc.

      Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, certain assets relating to Seller's Volkswagen franchise at 7063 S. Virginia Street, Reno, Nevada, conditioned upon the granting to Buyer of a exclusive franchise for the sale of new Volkswagen motor vehicles in the same geographical area as Seller's franchise.

      Buyer (or a related entity) also wishes to purchase, lease or sublease all of the real property and improvements which constitute the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the purchase, lease or sublease of that real property by Buyer.

      NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

      1. Definitions. In this Agreement, the following words shall have the indicated meanings:

            (a) "Closing" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "Closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refer to February 15, 1998. "Final Closing Date" shall refer to March 15, 1998.

            (b) "Seller's Business" shall only refer to any and all activities conducted by Seller in Reno, Nevada, relating to the marketing and sale of new Volkswagen vehicles and associated parts and accessories, and the repair and servicing of new or used Volkswagen vehicles. Seller's Business as defined herein shall not include any other businesses of Seller (such as Seller's automobile financing and leasing business of Seller), which other businesses shall be referred to herein as "Seller's Other Business".

            (c) "Purchased Assets" shall refer to those assets which are identified in Paragraph 2 as begin purchased and sold by the parties hereunder.

            (d)   Seller's  "Equipment" shall refer to all non-inventory items of tangible personal property presently owned or used by Seller in connection with Seller's Business, including all of Seller's machinery, tools, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and all of Seller's leasehold improvements to the Business Real Property, and further including all assets listed on Seller's financial statements as of December 31, 1997, but excluding the items located at 7111 S. Virginia Street, Suite A-13, Reno, Nevada, relating to Seller's Other Business. Within 20 days after the date of this Agreement, Seller shall provide a Buyer the following: (i) a list of the "Equipment", which list shall be attached hereto by Exhibit "A" and (ii) a list of assets ad equipment located at 7111
S. Virginia Street, Suite A-13, Reno, Nevada, relating to Seller's Other Business not being purchased by Buyer, which list shall be attached hereto as Exhibit "B".

            (e) Seller's "Intangible Assets" shall refer to Seller's telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, and vehicle service records relating to Seller's Business, and all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's Business, and all other intangible rights and interest of any value relating to Seller's Business; including the Seller's business name ("Reno Volkswagen").

            (f) "Business Real Property" shall refer to all of the real property located in Reno, Nevada which has been used in connection with Seller's Business at 7062 S. Virginia Street, Reno, Nevada.



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            (g)   "Franchiser"  shall  refer  to  Volkswagen  Motor  Sales  of
America, Inc.

            (h) "New Vehicle" shall refer to Volkswagen motor vehicle which: (i) is unregistered and unused, (ii) is from the 1997 or 1998 model year, (iii) has been driven for less than 200 odometer miles, and (iv) may be represented or warranted to consumers as "new" under Nevada law. "Rollback Vehicle" shall mean an unregistered vehicle from the 1997 or 1998 model year, which has been sold to customer by Seller but returned because of the customer's inability to obtain financing for the purchase. "Demonstrator Vehicle" shall mean an unregistered Volkswagen vehicle from the 1997 or 1998-model year, which has been used and operated by Seller on dealer plates for sales demonstration purposes. "Used Vehicle" shall mean any vehicle, which is not a "new vehicle", a "demonstrator vehicle" or a "rollback vehicle" as defined in the three preceding sentences.

            (i)   "Date of this Agreement" shall refer to December 31, 1997.

            (j) All amounts payable by Buyer to Seller at Closing shall be paid by wire transfer.

      2. Purchased Assets. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets identified in Paragraphs 3, 5, 6, 7, 8, and 10 of this Agreement (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accountants and deposits, and all other assets not identified in Paragraphs 3, 5, 6, 7, 8, and 10 of this Agreement or assets related to Seller's Other Business.

      3. Inventory Of New Vehicles, Demonstrator Vehicles and Rollback Vehicles. Buyer shall purchase Seller's entire inventory of new Volkswagen vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of Volkswagen demonstrator vehicles and rollback vehicles (up to a maximum of two rollback vehicles), as that inventory exists on the Closing Date.

            (a) Price of New Vehicles. The purchase price for each of Seller's new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, floor plan allowances, finance cost allowances, advertising allowances, and any other items which should reasonably be deducted in order to establish Seller's actual net cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller shall be entitled to receive directly from Volkswagen Motor Sales all holdbacks, rebates, incentives, allowances and other items referred to in the preceding sentence which reduce Buyer's purchase price for Seller's new vehicles. Seller's actual net costs for new vehicles shall include Seller's actual net cost for any and all parts and accessories reasonably installed by Seller to new vehicles in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

            (b) Deduction for Damage to New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of new vehicles. If any new vehicle purchased by Buyer from Seller is damaged, the price for that vehicles, as determined under subparagraph 3(a), shall be reduced by the actual net cost of Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual net cost to Buyer of repairing that damage, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

            (c) Payment for New Vehicles. The aggregate purchase price for all new vehicles purchase by Buyer from Seller shall be paid in full for Closing.

            (d) Purchase Orders For New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly review Seller's outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders;
provided, however, that Buyer shall not be obligated to assume Seller's rights or obligations with respect to any new vehicle purchase order which is not a price less than factory invoice, or which provides for a trade-in at a price or under terms unacceptable to Buyer. At Closing, Seller shall reimburse Buyer for all deposits made to Seller with respect to ordered but undelivered new vehicles.

            (e) Price for Demonstrator Vehicles and Rollback Vehicles. The price for each demonstrator and rollback vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and the reduced by $.30 per mile for each odometer mile on that vehicle in excess of 200 miles, and further reduced by $750.00 for any vehicle with mileage in excess of 1000 miles. The purchase price for demonstrator vehicles and rollback vehicles shall be paid at Closing.



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      4.    Inventory  Of Used  Vehicles.  Seller  to retain  Seller's  entire used vehicle inventory, and Buyer shall not be obligated to purchase any of Seller's used vehicles.

      5. Inventory of New Parts and Accessories. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete), undamaged Volkswagen vehicle parts and accessories manufactured by Franchisor and/or third party supplier, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damages or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price and part books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course business.

            (a)   Price for  Parts and  Accessories.  The  purchase  price for each item in Seller's inventory of new, current and undamaged part and accessories for Volkswagen vehicles (whether manufactured by Franchisor or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that item, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

            (b) Determination of Inventory of Parts and Accessories. Seller's inventory of new, current and undamaged Volkswagen parts and accessories shall be determined immediately prior to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50% of the fees charged by the inventory service for conducting the inventory.

            (c) Payment for Inventory of New Parts and Accessories. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

      6. Equipment. Within twenty (2) days after the date of this Agreement, Seller shall provide to Buyer a list of the Equipment being purchased and sold hereunder, which list shall be attached hereto as "Exhibit A". Prior to closing Buyer will have the right to inspect the equipment. Seller is retaining, and is not selling to Buyer, those personal items of Seller's Equipment that are listed on Exhibit "B" to be provided within twenty (20) days after the date of this Agreement and attached hereto.

            (a) Price for Equipment. The aggregate purchase price for all items of Seller's Equipment (including leasehold improvements) which are being purchased hereunder shall be Two Hundred Fifty Thousand and 00/1000 Dollars $250,000.00). Seller agrees that buyer shall have the right, in Buyer's reasonable discretion, to allocate the aggregate purchase price of the Equipment among the various items of Equipment in the manner that will best reflect the relative fair market values of those items.

            (b)   Payment  for   Equipment.   The   purchase   price  for  the
Equipment shall be paid as follows:

                  (1) Prior to or simultaneously with the execution of this Agreement, Buyer is making an earnest money deposit to Capital City Escrow, Inc., in Sacramento, California, in the amount of $25,000.00 which earnest money deposit, together with all interest earned thereon, shall be credited to Closing against the purchase price for the Equipment.

                  (2) The $225,000.00 balance of the purchase price for the Equipment shall be paid in full at Closing.

      7. Supplies. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive supplies which are held for use in Seller's Business; provided, however, that Buyer shall not be obligated to purchase used, damages or obsolete items or supplies. For purposes of this Paragraph 7, an item shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that item was originally purchased, or if not then listed


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in the  supplier's  then current price books.  Prior to closing,  Seller shall maintain Seller's inventory of supplies at a level consistent with good business practices and Seller's normal and regular course of business. the price for each item of the purchased supplies shall be Seller's actual net cost, as determined by mutual agreement of the parties, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing. The purchase price for Seller's supplies shall be paid to Seller at Closing.

      8. Contractual Rights And Obligations. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit "C" attached hereto, which Exhibit "C" shall be prepared and attached hereto within 20 days after the date of this Agreement. Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "C" shall be current at the time of Closing. Seller agrees to indemnify Buyer against all obligations under the contracts identified on Exhibit "C" which relate to periods prior to Closing. Buyer agrees to indemnify Seller against all obligations under the contracts identified on Exhibit "C" which relate to periods after Closing.

      9. Repair Work in Progress. Buyer shall not be required to purchase any of Seller's repair work in progress, but any repair work in progress prior to Closing shall be an account receivable retained by Seller in accordance with Paragraph 2.

      10. Intangible Assets. Buyer shall not be required to purchase any of Seller's repair work in progress, but any repair work in progress prior to Closing shall be an account receivable retained by Seller in accordance with Paragraph 2.

      11. Limitation on Liabilities Assumed. Except as provided in subparagraph 3(d), and Paragraphs 8, 9 and 21, Buyer shall not, by reason of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

      12. Warranties of Seller. Seller makes the following warranties to Buyer, with the intent that buyer rely thereon:

            (a) Corporate Organization. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of Nevada. Seller is qualified to do business in the State of Nevada, and has full power and authority to own, use, and seller its assets.

            (b) Corporate Authority. Seller's board of directors and shareholders has authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

            (c) Employee Issues. No employees of Seller are members of any union. Within 10 days after the date of this Agreement, Seller shall provide a Buyer the following: (i) a census of Seller's employees related to Seller's Business that will be subject to this subparagraph ("Seller's Covered Employees"), (ii) a written disclosure of all benefits made available to Seller's employees (including qualified or non-qualified retirement plans, and (iii) access to all personnel files for Seller's Covered Employees. All employee benefit plans maintained by Seller for Seller's covered Employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's Covered Employee prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all of Seller's Covered Employees effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of Seller's Covered Employees. Seller will not, for a period of two years following Closing, employ or offer employment to any of Seller's Covered Employees who were an employee of Seller's Business at any time within the 180 day period immediately preceding Closing unless either:
(1) Buyer consents in Writing to Seller's employment of that employee, or (2) a period of at least 6 months shall have elapsed since the later of: (i) the date of Closing, or (ii) the last date when that employee is employed by Buyer.



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            (d)   Undisclosed   Liabilities   and   Contractual   Commitments.
Except as otherwise disclosed in this Agreement (or in an attached Exhibit), the following statements are true as of the date of this Agreement and shall be true at Closing: (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets, (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets, and (iv) Seller has all licenses, permit and authorizations required by any federal, state or local government or regulatory agency in order to operate Seller's Business, and knows of no reasons why any such license or permit might be subject to revocation. If any claim is asserted against Buyer after Closing with respect to any obligation of Seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnify Buyer with respect to all such obligations.

            (e) Condition of Equipment. Buyer is purchasing all of Seller's Equipment "AS IS" with no warranty as to the condition. Seller will continue to perform routine maintenance and repairs with respect to the Equipment prior to Closing.

            (f) Good Title. Seller has, and shall transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, license, equitable interests, leases, assessments, restrictions, reservations, or other burdens of any kind, except as to leased equipment addressed in Paragraph 8. Seller prior to Closing (including property taxes, sales taxes and excise taxes) shall have paid all current and accrued taxes, which may become a lien against any of the Purchased Assets.

            (g)   No Hazardous  Materials  Discharged.  Except as disclosed by
Seller on Exhibit "D" to be attached hereto within 20 days of the date of this Agreement, (i) to the best of Seller's knowledge, at all times during Seller's ownership prior to Closing, Sellers and its employees, agents, sublessees, franchisees, licensees, permitees, contractors, vendees and customers of Seller, and all other persons permitted by Seller to have access to the Business Real Property, shall have used, stored, transported, disposed of and treated Hazardous Materials in strict accordance with all applicable federal, state and local laws and regulations (collectively referred to for the remainder of this Paragraph 13(g) as the "Laws"), and (ii) to the best of Seller's knowledge, there currently are no underground gas tanks, underground fuel tanks or underground waste oil tanks located on the Business Real Property, and (iii) at the Closing, to the best of Seller's knowledge, Seller shall not have caused the Business Real Property of any Hazardous Material, and (iv) at Closing, to the best of Seller's knowledge, Seller shall not have caused any other parcel of real property (including but not limited to properties adjacent to or in the immediate vicinity of the Business Real Property) to be contaminated by the presence on, under, or about the Business Real Property by Seller prior to Closing. For purposes of this paragraph
(g), the phrase "Hazardous Material" shall refer to and include any hazardous or toxic substance, material or waste which is or becomes regulated by any federal, state or local governmental authority or political subdivision. The term "Hazardous Materials" includes, without limitation, any material or substance that is (i) defined as a "hazardous substance" under applicable federal, state or local law, (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenyl ("PCB"), (v) designated as a "hazardous substance" pursuant to Section 31 of the Federal Water Pollution Control Act (33 U.S.C. S 1321), (vi) defined as a "hazardous waste" pursuant to Section 1004 of Solid Waste Disposal Act (42 U.S.C. S 6903), (vii) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. S 6901), (viii) defined as a "regulated substance" pursuant to Section 9001 of the Solid Waste Disposal Act (Regulation Of Underground Storage Tanks), 42 U.S.C. S 6991,
(ix)  considered  a "hazardous  chemical  substance  and mixture"  pursuant to
Section 6 of the Toxic Substance Control Act (15 U.S.C S 2605), or (x) defined as a "pesticide" pursuant to Section 2 of the Federal insecticide, Fungicide and Rodenticide Act (7 U.S.C. S 136), and (xi) any and all substances which now or in the future are deemed to be pollutants, toxic materials or hazardous under any other state or federal law. Seller will furnish to Buyer within twenty (20) days of this Agreement, copies of all environmental reports and certificates of compliance relating to the Business Real Property, if any. Upon the execution of this Agreement, Seller shall engage an appropriate environmental firm which is acceptable to Buyer to conduct an investigation and produce a Phase One Environmental Report regarding the Business Real Property. Buyer and Seller shall each pay one half of the cost of the Report. If the Phase One Environmental Report discloses that the Business Real Property is, or is likely to be, materially contaminated by the presence of Hazardous Materials, and if Buyer provides Seller with a written demand to remediate, cleanup, detoxify and decontaminate any and all such contamination as a condition of Closing, then


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Seller any either:  (i) complete  such  remediation,  cleanup,  detoxification and/or decontamination at Seller's sole expense prior to Closing, or (i) place sufficient funds into escrow at Closing to cover the expense of the required remedy or (iii) rescind the transaction in its entirety. Buyer's Closing of the transaction contemplated by this Agreement will (i) constitute Buyer's acceptance of all known, discovered, or disclosed contamination of the Business Real Property, and (ii) notwithstanding any other term of this Agreement, constitute Buyer's waiver of all claims against Seller or its officers, directors, agents, employees, and owners relating to any known, discovered, or disclosed contamination of the Business Real Property.

            (h) Franchisor's Consent. Seller shall take all actions, which are reasonably necessary on Seller's part to obtain the consent of the Franchisor to the issuance to Buyer of an exclusive franchise for the sale of Volkswagen vehicles in the same geographical area as Seller's current franchise in Reno, Nevada.

            (i) Financial Disclosures. Seller shall promptly furnish to Buyer such financial and operating data and other information relating to Seller's Business and the Business Real Property, as Buyer shall request. The review of such materials will be at Buyer's expense. To the best of Seller's knowledge, all such financial statements and related materials provided to Buyer fairly present the financial position of Seller's Business and the results of operation of Seller's Business for the periods covered thereby. Buyer (at Buyer's expenses) shall have the right at any time prior to Closing, to conduct a certified audit (by one or more certified public accounting firms selected by Buyer) of Seller's balance sheets and income and cash flow statements for recent periods, and Seller agrees to cooperate and assist in the prompt and efficient completion of all such audit activities, recognizing that the audit process may result in inconveniences or inefficiencies to Seller's Business.

            (j) Indemnification for Breach of Warranties. Seller shall indemnify Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either to the date of this Agreement or at the time of Closing). If at any time prior to Closing Seller determines that any warranty made by Seller is this Agreement is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

      13. Conduct of Business Pending Closing. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing:
(i) Seller shall continue to operate Seller's Business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or order; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or other words or phrases having similar meanings; (v) Seller shall use its best efforts to preserve the value of the Volkswagen franchise in Reno, Nevada.

      14. Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

            (a)   Organization.   Lithia   Motors,   Inc.  is  a   corporation
organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

            (b) Authority. The board of directors of Lithia Motors, Inc. must authorize this Agreement within (10) days after the date of this agreement. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Article or bylaws of Lithia Motors, Inc., or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

      15.   Additional  Conditions  Precedent  to  Buyer's  Obligations.   The
obligation of Buyer to close hits transaction is subject to each of the following conditions (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

            (a) Buyer shall have obtained from Franchisor, prior to the Final Closing Date, an exclusive franchise to sell new Volkswagen vehicles in the same geographical area as Seller's current franchise in Reno, Nevada (as


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

evidenced by the issuance to Buyer by Franchisor of an appropriate Dealership Sales and Service Agreement, and the approval of Buyer as a publicly owned Dealer-Operator of the franchise), the Buyer agrees to use its best reasonable efforts to obtain that franchise.

            (b) Buyer shall be reasonably satisfied with any facility improvement requirements which are imposed by Franchisor.

            (c) Buyer shall have been permitted to fully inspect the business real property. All leases and subleases, which are necessary for the beneficial use by Buyer of the Business Real Property, shall be closed concurrently with this transaction under terms and conditions, which are acceptable to Buyer. Buyer shall have been reasonably satisfied with the physical condition of the business real property, and with all aspects of the business real property.

            (d) All of Seller's agreements and warranties set forth in this Agreement shall be true, correct, complete and not misleading at Closing; provided that Buyer's decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading.

            (e) Buyer is satisfied with the kind, quality and/or value of the items listed on Exhibit "A", and does not notify Seller to the contrary pursuant to Paragraph 6.

            (f) This agreement, shall have been authorized by the board of directors of Lithia Motors, Inc. within 10 days after the date of this agreement.

      16. Closing. The parties shall make reasonable effort to close the purchase and sale under this Agreement at or before 5:00 p.m. Pacific Standard Time, on or before the Final Closing Date, at the offices of Capital City Escrow, Inc., in Sacramento, California, or at such other location as shall be selected by mutual agreement of the parties.

            (a) The parties agree to establish a closing escrow account at Capital City Escrow, Inc. in Sacramento, California (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute Closing Escrow Agent in connection with this transaction may require. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail. Upon the execution of this Agreement, Buyer shall deliver to Closing Escrow Agent the sum of $25,000.00 (the deposit), which amount shall immediately be placed into an interest bearing account. The deposit plus interest shall be credited to Buyer and shall be applied against the purchase price for the Equipment at Closing as provided in Paragraph 6, or if the Closing fails to occur, then the deposit shall be disbursed as set forth hereinafter.

            (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

            (c) If this transaction closed as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 p.m., Pacific Standard Time, on the Closing Date.

            (d) At Closing, and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following (i) all bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to buyer; and (ii) all other documents required under this Agreement.

            (e) At Closing, and coincidentally with the performance of all obligations required by Seller at Closing, Buyer shall deliver to Seller the following: (i) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with this transaction.

            (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 15 or because Seller has elected to rescind the Agreement pursuant to subparagraph 12(g), then: (i) all rights and obligations of both


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

parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $25,000.00 earnest money deposit (and interest earned thereon) referred to in subparagraph 6(b), and (iii) this Agreement and all predecessor agreements shall thereafter be void and of no effect.

            (g) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then the $25,000.00 earnest money deposit delivered by buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent) shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of this Agreement, then Buyer shall be entitled to: (i) a refund of the entire $25,000.00 earnest money deposit previously delivered by Buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent), and (ii) Buyer's remedies shall be further limited to actual damages up to a maximum of $25,000.00, and Buyer waives and shall not be entitled to any other rights and remedies provided by law or in equity. THE SUM OF $25,000 REPRESENTS A REASONABLE ESTIMATE OF BUYER'S AND SELLER'S DAMAGES INT EH EVENT OF SUCH A DEFAULT, IT BEING EXTREMELY DIFFICULT TO ASCERTAIN THE PARTIES'S PRECISE DAMAGES.

            (h) Both parties agree to make a good faith effort to execute and deliver all documents, including Seller's financial or taxes records and complete all actions necessary to consummate this transaction.

      17. Seller's Accounts Receivable. For a period of 6 months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business prior to Closing. All collected receivables from vehicle sales shall be delivered to Seller within ten (10) days after collection, and all other collected receivables shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyer's only obligation shall be to account for and pay over Seller's receivables, which are actually received by Buyer.

      18. Survival Of Representations. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive the Closing, and shall remain in effect upon the expiration of the latest period allowable in any applicable statute of limitations.

      19. Assignment By Buyer. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as "Buyer" under this Agreement. In the vent of any such assignment, the assignee shall assume all rights and obligations of the buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of the Buyer.

      20. Lease of Real Property. As a condition of the Closing of the transaction contemplated under this Agreement, Buyer (or a related entity) agrees to assume Seller's lease of the Business Real Property. Buyer's and Seller's obligation to close the transaction contemplated under this Agreement shall be subject to the conditions that Buyer simultaneously to enter into an agreement with the owner of the Business Real Property which allows Buyer to assume Seller's lease of the Business Real Property and which further fully releases and discharges Seller and any of Seller's guarantors from any further liability under the lease of the Business Real Property.

      21.   Miscellaneous.

            (a) There are no oral agreements or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provisions of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is capable of two construction, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph headings in this Agreement are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

            (b) This Agreement shall be governed and performed in accordance with the laws of the state of Nevada. Each of the parties hereby irrevocably submits to the jurisdiction of the courts of Washoe County,

Nevada, and agrees that any legal proceedings with respect to this Agreement shall be filed and heard in the appropriate court in Washoe County, Nevada.

            (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, which signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties. Facsimile signatures shall be deemed to be and shall have the same force and effect as an original signature.

            (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of other party to any act by the other party of a nature requiring consent or approval shall not rendered unnecessary the consent to or approval of any subsequent similar act.

            (e) All notices provide for herein shall be in writing and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

            (f)   Time is of the essence to this Agreement.

            (g) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party or parties such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding. The term "prevailing party" as used in this section shall include, without limitation, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

SELLER:

UNITED AMERICAN FUNDING, INC., a Nevada corporation.

By:   /s/ Peter Weschnell            12/31/97
      Name:  Peter Weschnell
      Title: Vice President

BUYER:

LITHIA MOTORS, INC. (OR NOMINEE)

By:   /s/ Brad Gray                  12/31/97
      Brad Gray, Executive Vice President

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